Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-180769, 333-188915, 333-213158, 333-218789) and Forms S-3 (No. 333-213266, 333-220814) of Forum Energy Technologies, Inc. of our report dated February 28, 2019, except for the change in composition of reportable segments discussed in Notes 4, 7, and 16 to the consolidated financial statements, as to which the date is May 3, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 3, 2019